Exhibit 99.2

BANK OF THE JAMES FINANCIAL GROUP, INC. TO PRESENT AT THE

RAYMOND JAMES 2016 U.S. BANK CONFERENCE

LYNCHBURG, VA, September 6, 2016 – Bank of the James Financial Group, Inc. (NASDAQ CM: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the Greater Lynchburg MSA, commonly known as “Region 2000” and other markets in Central Virginia, will be presenting to investors at the Raymond James 2016 U.S. Bank Conference September 7, 2016 in Chicago, Illinois.

The company will be represented at the conference by Robert R. Chapman III, President and CEO, J. Todd Scruggs, EVP and Chief Financial Officer, Michael A. Syrek, EVP and Chief Lending Officer, and Harry P. Umberger, EVP and Chief Credit Officer.

Bank of the James Financial Group, Inc. posted record assets and loans at June 30, 2016, and also record second quarter earnings for the three months ended June 30, 2016. The company was ranked among the top 200 performing community banks and thrifts in the nation by American Banker magazine in May 2016. The Top 200 Ranking was based upon the three-year average Return on Equity for the years 2013-2015 and included banks and thrifts with less than $2 billion in total assets as of December 31, 2015.

A copy of the company’s investor presentation will be available on the bank’s website following the presentation.

About the Company

Bank of the James Financial Group, Inc. is a bank holding company with $545.73 million in total assets as of June 30, 2016 and trades on the NASDAQ Capital Market, LLC under the symbol “BOTJ”. Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. serves the greater Lynchburg, Virginia MSA, often referred to as Region 2000, and other markets including Charlottesville, Harrisonburg and Roanoke in Virginia. The bank operates ten full service locations, two limited service branches, two loan production offices, and an investment/insurance services division.

Contact: J. Todd Scruggs, EVP and Chief Financial Officer

tscruggs@bankofthejames.com

(434) 455-7511